Exhibit 99.2

VENUS CONCEPT INC.

Condensed Consolidated Balance Sheets
(Unaudited)
(in thousands, except share and per share data)

	June 30,	Pro forma	Note	As Adjusted June 30,
	2024	Adjustments	Reference	2024
ASSETS
Total current assets	56,903			56,903
Total long-term assets	22,847			22,847
TOTAL ASSETS	79,750			79,750
LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)				-
Total current liabilities	28,538			28,538
LONG-TERM LIABILITIES:				-
Long-term debt	42,402	(15,000)		27,402
Accrued severance pay	458			458
Deferred tax liabilities	2			2
Unearned interest revenue	438			438
Warranty accrual	271			271
Operating lease liabilities	2,613			2,613
Other long-term liabilities	664			664
Total long-term liabilities	46,848	(15,000)		31,848
TOTAL LIABILITIES	75,386	(15,000)		60,386
Commitments and Contingencies (Note 9)
STOCKHOLDERS’ EQUITY (DEFICIT) (Note 15):
Common Stock, $0.0001 par value: 300,000,000 shares authorized as of June 30, 2024 and December 31, 2023; 7,255,277 and 5,529,149 issued and outstanding as of June 30, 2024, and December 31, 2023, respectively	30			30
Additional paid-in capital	295,320	15,000	(1)	310,320
Accumulated deficit	(291,648)	-		(291,648)
TOTAL STOCKHOLDERS’ EQUITY (DEFICIT)	3,702	15,000		18,702
Non-controlling interests	662			662
	4,364	15,000		19,364
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	79,750	-		79,750

(1) This Pro Forma Balance Sheet reflects Venus Concept Inc. (VERO) Balance Sheet as reported in the Company's 10-Q for the quarter ended June 30, 2024 filed with the Securities and Exchange Commission on August 13, 2024, adjusted to reflect the subsequent events after the balance sheet date of June 30, 2024 through the date of filing of the, as if the events occurred on June 30, 2024. The subsequent event is described below:

Venus Concept Inc. (the “Company”) and Venus Concept USA, Inc., a wholly-owned subsidiary of the Company (“Venus USA”), entered into an Exchange Agreement (the “Exchange Agreement”) with Madryn Health Partners, LP (“Madryn”) and Madryn Health Partners (Cayman Master), LP (“Madryn Cayman,” and together with Madryn, the “Lenders”). Pursuant to the Exchange Agreement, the Lenders agreed to exchange (the “Exchange”) the entire $17,662,287.29 in aggregate principal amount outstanding under that certain Loan and Security Agreement (Main Street Priority Loan), dated December 8, 2020, among the Lenders, as lenders, and Venus USA, as borrower (as amended from time to time, the “MSLP Loan Agreement”), for (i) $2,662,287.79 in aggregate principal amount of new secured notes of Venus USA to be issued under the MSLP Loan Agreement (the “New Notes”) and (ii) 214,285 shares of the Company's Series Y Convertible Preferred Stock. The shares of Series Y Preferred Stock issued in the Exchange were priced at $70 per share, being equal to the product of (i) the average closing price (as reflected on Nasdaq.com) of the Company’s common stock for the five trading days immediately preceding date of the Exchange Agreement, multiplied by (ii) 100.